Exhibit 10.1

China 3C Group
Board of Directors Agreement

1. Background.

1.1.	China 3C Group (the “Company”) has requested that Todd L. Mavis serve as a director of the Company.

1.2.	This document sets forth some of the terms of such service, including compensation.

2. Term.

2.1
The Company has appointed Mr. Mavis to serve as a director of the Company, and Mr. Mavis has agreed to accept such appointment. The appointment shall be for a period of one year and shall continue thereafter unless and until this Agreement is terminated or Mr. Mavis is not elected to such position by the shareholders of the Company.

3. Insurance.

3.1.	The Company has agreed to use best efforts to obtain D&O insurance in the minimum amount of ten million dollars ($10,000,000), and will use best efforts to keep such insurance in force.

4. Compensation and Reimbursement.

4.1.
The Company will reimburse Mr. Mavis for reasonable and actual expenses incurred in the performance of his duties as a director, provided that such expenses are authorized by the Company before the expense is incurred.

4.2.	Mr. Mavis shall receive the following compensation for so long as he remains a member of the Board of Directors of the Company:

(a)	Annual salary of Seventy Five Thousand ($75,000) Dollars payable monthly at the beginning of each month that Mr. Mavis is a member of the Board of Directors.

(b)
An option grant (Incentive Stock Options - ISO’s) to purchase 50,000 shares of common stock of the Company upon execution of this Agreement and 30,000 (Incentive Stock Options - ISO’s) shares on each anniversary of such date thereafter, provided Mr. Mavis is a member of the Board of Directors at such time. The exercise price of the initial grant of 50,000 shares shall be based on the closing price of the common stock of the Company on January 2, 2007 and for each future option grant the closing price of the Company common stock on the anniversary of such date. All option grants will vest upon issuance and will have an exercise period of ten years from date of issuance so long as Mr. Mavis is a member of the Board of Directors at such time. In the event that Mr. Mavis is no longer a member of the Board of Directors, his exercise period for all vested options will be twenty-four months from the anniversary date of his departure from the Board of Directors.

(c)	Mr. Mavis shall receive $2,500 for each meeting of the board of Directors that Mr. Mavis attends.

(d)	Mr. Mavis shall receive $2,000 for each meeting of a committee of the board of Directors that Mr. Mavis attends.

(e)	Mr. Mavis shall receive $5,000 if he is named the Chairman of any committee of the board of Directors of the Company, at the time he named Chairman.

(f)	Mr. Mavis shall receive $4,500 as a one-time bonus upon execution of the agreement.

4.3.	The Company shall not compensate Mr. Mavis for service as a director except as specifically set forth herein.

5. Termination

5.1.	This Agreement may be terminated by either party upon thirty (30) days written notice to the other party.

6. Miscellaneous

6.1.
This Agreement embodies the entire contract between the parties concerning Mr. Mavis service as a director and supersedes any and all prior agreements and understandings, written or oral, formal or informal. No extensions, changes, modifications or amendments to, or of, this Agreement of any kind whatsoever, which shall be made or claimed by Mr. Mavis or the Company shall have any force or effect whatsoever unless the same be endorsed in writing and signed by Mr. Mavis and the Company.

6.2.	This Agreement may be executed in any number of counterparts and each such counterpart shall be an original instrument, but all counterparts together shall constitute one agreement.

China 3C Group

Zhenggang Wang	Date: January 2, 2007	Todd L. Mavis	Date: January 2, 2007
CEO and Chairman